FLOOR PLAN FINANCE AGREEMENT

This Floor Plan Finance Agreement (“Agreement”) is between AVANTAIR, INC., 4311 General Howard Drive, Clearwater, FL  33762, Telephone: 727-539-0071, Fax: 727-539-7007, hereinafter referred to as the "Borrower," and MIDSOUTH SERVICES, INC., or assigns, 800 Druid Road West, Clearwater, FL 33756, Telephone:  727-461-0635, Fax: 727-461-0734, hereinafter referred to as the "Lender."  Escrow agent will be INSURED AIRCRAFT TITLE SERVICE, 4848 S.W. 36th Street, Oklahoma City, OK  73179, Telephone:  800-654-4882, Fax:  405-681-9299, hereinafter referred to as the "Escrow Agent."

WHEREAS, the Borrower has certain Piaggio P-180 Aircraft beginning with Unit #47 with Serial Number 1181 and U.S. Registration Number 189SL (“Aircraft”) that they elect to finance pursuant to this Agreement beginning on or about April 24, 2009 (“Initial Delivery”).  The Net Purchase Price for the Aircraft is attached as “Attachment A”;

WHEREAS, Lender shall loan Borrower the Net Purchase Price on the actual delivery date of each Aircraft listed on Attachment A (“Delivery Date”) pursuant to the terms and conditions of this Agreement.

Now therefore, in consideration of the terms and conditions herein contained, the parties agree as follows:

1.
Term.  The term of this Agreement shall commence on the actual date of the Initial Delivery for N189SL and shall terminate twelve (12) months thereafter (“Term”).  Borrower shall also have to sole option to terminate this Agreement at any time and for any reason during the Term by giving Lender ninety (90) days advance written notice (“Early Termination”).  Notwithstanding the foregoing, in the event that Borrower elects to terminate this Agreement solely because they receive a bona fide offer with more favorable financing from an alternate lending institution, the termination shall be subject to Section 8 below.

2.
Purchase Price.  On or before each Delivery Date, Lender agrees to pay an amount up to the Net Purchase Price as specified on Attachment A for the applicable Aircraft. Borrower shall provide Lender with an invoice from Piaggio America indicating the balance due for the purchase of the Aircraft.  Lender shall have the option to wire the Net Purchase Price directly to Piaggio America on the Delivery Date in lieu of using the Escrow Account, which shall be determined at their sole discretion.  Borrower shall notify Lender at least ten (10) days prior to the anticipated Delivery Date of their intention to have Lender loan the Net Purchase Price for an Aircraft. In addition, it is agreed between the parties that Lender shall only be required to loan the Net Purchase Price for one Aircraft at a time pursuant to this Floor Plan Finance Agreement.  However, Lender agrees to loan the Net Purchase Price for each Aircraft listed on Attachment A assuming that Borrower relinquishes the debt for the prior Aircraft prior to Lender loaning the Net Purchase Price for the subsequent Aircraft.

3.
Transaction Fee.   As consideration for Lender providing the Net Purchase Price for the Aircraft during the Term of this Agreement, Borrower agrees to pay Lender a monthly fee in the amount of Eighty Two Thousand Five Hundred U.S. Dollars ($82,500.00) (“Transaction Fee”).  The initial Transaction Fee shall be due in arrears one month after the Delivery Date of N189SL, which shall be on or around May 24, 2009.  After the Delivery Date of N189SL, the payment of the Transaction Fee shall be due each month thereafter for the remainder of the Term or until the date of the Early Termination, whichever occurs first.  Borrower shall remit the Transaction Fee to Lender via wire transfer.

4.
Insurance.  Borrower shall maintain adequate insurance on the Aircraft and provide Lender and Lender’s financial institution with a Certificate of Insurance listing Lender’s financial institution as lien holder and Lender as an additional insured.

5.
Title and Liens.  Borrower agrees that on the Actual Delivery Date, Lender shall be permitted to file a lien on the Aircraft securing the amount of the Net Purchase Price paid to manufacturer.  On the Actual Delivery Date, Borrower and Lender may agree to allow title to transfer from Piaggio America to MidSouth Services, Inc, instead of from Piaggio America to Avantair, Inc.  All liens imposed on the Aircraft by Lender must be removed on or before the date that Borrower repays the Net Purchase Price to Lender so that Borrower has free and clear title to the Aircraft, unless Borrower is in default by not paying the Transaction Fee after given a ten (10) day period to cure the default as set forth in Section 7 below.

6.
Release of Liens.  Prior to the date that Borrower repays the Net Purchase Price to Lender (“Avantair Actual Delivery Date”), Lender will place any required Release(s) of Lien with Escrow Agent.  Lender shall be notified at least seven (7) days prior to the Avantair Actual Delivery Date.  Lender hereby agrees to fully cooperate with Borrower and Escrow Agent to effect, amend, discharge and/or consent to registrations with respect to the Aircraft on the International Registry for the benefit of Borrower and/or their fractional owners.  Lender also shall provide a letter of instruction to the Escrow Agent or any other person designated by Lender granting the person authority to release any and all liens on the Aircraft that were imposed by Lender in the event of Lender’s death or incapacity which could preclude such release of liens.

7.
Default.  Upon failure of Lender, without default by Borrower, to comply with the terms and conditions of this Agreement, Borrower may elect to cancel this agreement upon written notice to Lender, however, no breach shall be deemed to have occurred until Lender has ten (10) days to cure, which shall run from the date of receipt of written notice (e-mail or facsimile acceptable).  Borrower retains the right to retain any Transaction Fees owed to Lender, not as forfeiture, but as liquidated damages for Borrower’s breach of this Agreement.

Upon failure of the Borrower, without default of Lender, to comply with the terms and conditions of this Agreement, Lender may elect to cancel this agreement upon written notice to Borrower, however, no breach shall be deemed to have occurred until Borrower has ten (10) days to cure, which shall run from the date of receipt of written notice (e-mail or facsimile acceptable).  In the event of a breach by Borrower, Lender shall be permitted to use any adequate remedy at law to recover damages caused by the breach.  Borrower shall position blank bills of sale with the Escrow Agent so that title in the Aircraft may be transferred to Lender in the event that Borrower’s material default of this Agreement remains uncured following Lender’s notice to cure.

8.
Right of First Refusal.   During the Term of this Agreement, Lender shall have a right of first refusal to provide financing to Borrower for the purchase of Aircraft from Piaggio America in the event that Borrower receives approved financing from a lending institution and elects to terminate this Agreement.  Before Borrower can terminate this agreement and replace Lender with another lending institution, Borrower must notify Lender in writing by providing (i) a notification of bona fide approval from a lending institution; and (ii) a brief explanation of the material terms of the financing, which shall include the term and rate of the financing.  If Lender fails to exercise their right of first refusal by not providing Borrower with an approval for financing that is equal to or better than the terms and rates provided by the lending institution by notifying Borrower in writing within ten (10) business days from the date of the initial notice by Borrower, then Borrower shall have the absolute right to terminate this Agreement and enter into a financing arrangement with the lending institution.  Lender agrees that this Agreement shall be terminated on or before ninety (90) days from the initial notice by Borrower.  Notwithstanding the foregoing, Lender shall use its best efforts to terminate this Agreement within sixty (60) days from the date of the initial notice in the event that the ninety (90) day period will cause Borrower to lose the more favorable financing terms.  In the event that Lender exercises their right of first refusal, Lender and Borrower shall terminate this Agreement within thirty (30) days from Lender’s notice and both parties shall enter into a revised Floor Plan Finance Agreement that reflects terms that are equal to or more favorable than the bona fide offer made by the lending institution.  The right of first refusal discussed herein shall be limited solely to instances where Borrower is terminating this Agreement to receive more favorable financing from an alternate lending institution.  A lending institution shall include but not be limited to any bank, business entity, trust, or individual that has agreed to provide financing to Borrower for the purchase of the Aircraft.  Further, the right of first refusal applies solely to this Agreement and may not be enforced upon any other agreement between Lender and Borrower.

9.
Excusable Delay.  Neither Lender nor Borrower shall be liable to each other for any failure or delay in performing any of their obligations hereunder caused by an act of God, the public enemy, strike or labor dispute, governmental regulation or priorities and force majeure not involving the fault or negligence of either party.

10.	Assignment. This Agreement may not be assigned and any purported assignment shall be without force or legal effect unless the assignment is approved in writing by both parties.

11.	Amendment. This Agreement shall not be modified or amended except by themutual consent of the parties in writing.

12.
Partial Illegality.  If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.
Notification.  For the purposes of negotiating and finalizing this Agreement, any document, including this Agreement, transmitted by facsimile or e-mail, shall be treated in all manner and respects as an original document.  The signature of any party on such document shall be considered for these purposes as an original signature. Any such document shall be considered to have the same binding legal effect as an original document. At the request of either party, any such document shall be re-executed by both parties in the original form.  In consideration of the promises made and value received hereunder, the undersigned parties hereby agree that, after a document has been executed and transmitted by facsimile or e-mail, neither party shall raise the use of a facsimile or e-mail, or the lack of a document bearing an original signature, as a defense to this Agreement and forever waive such defense.

14.
International Registry.  Borrower and Lender shall comply with the Cape Town Convention Protocol for International Registry Regulations and Procedures regarding the International Registration of the Aircraft prior to closing.  Each party shall bear the cost for registration of their company with the International Registry and any fees associated therewith.

15.	General.

A.	In all respects, time shall be of the essence in this Agreement.

B.	This agreement shall bind and inure to the benefit of the parties hereto and their executors, administrators, heirs and assigns.

C.	This agreement may be executed in two or more counterparts, each of which shall be deemed an original and shall be effective when executed by both parties.

D.
This agreement shall supersede the previous Floor Plan Finance Agreement dated July 30th, 2008, which shall automatically terminate on the date on the date that the loaned amount for the aircraft associated with the July 30th, 2008 Floor Plan has been satisfied by Borrower.

Signed, sealed and delivered this 2nd day of April, 2009.

BORROWER:	LENDER:
AVANTAIR, INC.	MIDSOUTH SERVICES, INC.

/s/ Richard Pytak	/s/ Hugh Fuller
Signature	Signature

C.F.O.	President
Title	Title

April 2, 2009	April 2, 2009
Date	Date